Exhibit 12

                           CARNIVAL CORPORATION & PLC
                       Ratio of Earnings to Fixed Charges
                          (in millions, except ratios)

                                                             Three Months
                                                         Ended February 29/28,
                                                         ---------------------
                                                        2004               2003
                                                       -----              -----

Net income                                             $ 203              $ 127
Income tax benefit, net                                   (4)                (5)
                                                       -----              -----
Income before income taxes                               199                122
                                                       -----              -----

Fixed charges
  Interest expense, net                                   65                 29
  Interest portion of rent
    expense(1)                                             5                  2
  Capitalized interest                                    10                  9
                                                       -----              -----

Total fixed charges                                       80                 40
                                                       -----              -----

Fixed charges not affecting
  earnings
    Capitalized interest                                 (10)                (9)
                                                       -----              -----
Earnings before fixed
  charges                                              $ 269              $ 153
                                                       =====              =====

Ratio of earnings to
  fixed charges                                          3.4x               3.8x
                                                       =====              =====

(1) Represents one-third of rent expense, which we believe to be representative of the interest portion of rent expense.